UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

October 31, 2011

ADVANCED BIOMEDICAL TECHNOLOGIES INC.

(Exact name of registrant as specified in its charter)

Nevada	000-53051	98-0516589
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

3842-Orthopedic, Prosthetic, & Surgical Appliances & Supplies
(Standard Industrial	0001385799
Classification)	(Central Index Key)

Empire State Building

350 Fifth Ave, 59th Floor

New York, NY 10118
(Address of principal executive offices, including zip code)

(718) 766-7898
(Registrant's telephone number, including area code)

Copy of Communication to:

Befumo & Schaeffer, PLLC

1629 K St. NW #300

Washington, DC 20006

Phone: (202) 973-0186

Fax: (202) 478-2900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

o	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

o	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

o	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

o	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

Effective November 1, 2011, the Company formed a Scientific Advisory Board (SAB) to advise the Board of Directors in order to help the Company meet its goals.  Neither the Company, nor its Directors or officers shall be bound by the SAB, but rather shall consider the scientific and strategic input and advice of the SAB Advisors in forming their respective decisions regarding the Company’s research and development projects.

The Scientific Board consists of the following individuals: Prof. LIU Shang Li (M.D., Ph.D.), Dr. Thomas DeBerardino (M.D.), and Prof. Hani Awad (Ph.D.).

Prof. Liu Shang-li, M.D., Ph.D., is a professor and surgeon, specializing in Pediatric Orthopedic, Spinal and Joint Surgery. He currently works as the Director and Chief Physician of Incumbent Orthopaedics Department, Director of Sun Yat-sen Spinal Center, Doctoral and Post-Doctoral Mentor at Sun Yat-sen Memorial Hospital, Sun Yat-sen University in China. Prof. Liu has published more than 50 papers and co-authored 4 textbooks. He has been awarded with more than 10 prizes in scientific research. Two of his studies, "Bone Tumor Clinical Pathology Research" and "Children Stock Bone Necrosis Pathogenesis", have won government awards in China.  Prof. Liu is a frequent speaker at international academic conferences and he holds the honourable international scholar title from the Cleveland Clinic in USA. He also worked as the Associate Professor and Researcher of spinal column surgical department of the South Illinois University Medical School; Guest Professor of University of Copenhagen, Denmark; Guest Researcher of The Chinese University of Hong Kong. Prof. Liu graduated from Sun Yat-sen School of Medicine in China in 1968. After working as a surgeon at various hospitals, he continued his graduate studies in 1978 at Sun Yat-sen School of Medicine, where he was awarded his Master and Ph.D. degrees. He also worked as a Lecturer, Associate Professor, Professor, Deputy Director, Deputy Dean of Sun Yat-sen Memorial Hospital, Sun Yat-sen University. Prof. Liu sits on the editorial board for most major Orthopaedic Journals in China. He also holds the prestigious title – National Expert for the Central Bureau of Health, Ministry of Health of the P. R. China. Prof. Liu currently serves as the Company’s Chief Medical Advisor for Greater China.

Dr. Thomas DeBerardino, M.D., Associate Professor at University of Connecticut, has authored over 40 scientific articles on ligament, tendon and cartilage injuries of the knee and shoulder, and has won several prestigious awards including the AOSSM NCAA Research Award; the Aircast Award for Clinical Science Presentation; and the AOSSM-ESSKA European Traveling Fellowship. As an orthopaedic surgeon, Dr. DeBerardino specializes in sports medicine and arthoscopic surgery, including the management of complex injuries of the knee and shoulder as well as hip impingement in young active adults. Before moving to the University of Connecticut, Dr. DeBerardino spent eight years at the United States Military Academy where he was the Head Team Physician for the collegiate athletic teams and Director of the Sports Medicine Fellowship program. He is a member of many national and international professional societies including: the American Orthopaedic Society for Sports Medicine, the International ACL Study Group and the prestigious Herodicus Society. He is a faculty member in the Center for Joint Preservation and Replacement. He has a special interest in the use of hip arthroscopic procedures to avoid the development of arthritis and osteotomies and cartilage repair procedures to limit degeneration of the knee joint. Dr. DeBerardino has been appointed to the Company as the Chief Medical Advisor for North America.

Prof. Hani Awad, Ph.D., is an Associate Professor of Biomedical Engineering and Orthopaedics and a Principal Investigator in the Center for Musculoskeletal Research at the University of Rochester. He received his Ph.D. degree in 1999 at the University of Cincinnati and later completed a post-doctoral fellowship at Duke University. Dr. Awad’s research focuses primarily on Musculoskeletal Tissue Engineering with an emphasis on challenging clinical problems and translational solutions. Prof. Awad is a NIH funded scientist who has received multiple honors including the Wallace H. Coulter Foundation Early Career Translational Research Award in Biomedical Engineering, the Airlift Foundation Grant Award, and the Orthopaedic Research and Education Foundation's (OREF) Early Career Grant Award, among other awards. In addition, Prof. Awad along with the research group from his alma mater won the 2007 Kappa Delta Ann Doner Vaughn Award in recognition of their research on Functional Tissue Engineering for Tendon Repair. The Kappa Delta award is the highest research award given by the American Academy of Orthopaedic Surgeons (AAOS) and the Orthopaedic Research Society (ORS), and places him among an elite company of previous award recipients. Prof. Awad has been appointed as the Chief Science Advisor for the Company.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective October 31, 2011, Que Yong resigned from the Company’s board of directors for personal reasons. The Company’s board of directors now consists of the following individuals: Wang Hui, Chi Ming Yu and Kai Gui.

Que Yong’s resignation was not due to any disagreement with the registrant, known to an executive officer of the registrant, on any matter relating to the registrant’s operations, policies or practices.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November,1 2011	ADVANCED BIOMEDICAL TECHNOLOGIES, INC.

/s/Wang Hui
Wang Hui
Chief Executive Officer, Director